Exhibit 99.1

Grayscale Investments® Announces Intention to Effect Reverse Share Splits for Grayscale® Bitcoin Mini Trust ETF (Ticker: BTC) and Grayscale® Ethereum Mini Trust ETF (Ticker: ETH)

November 8, 2024 -- Grayscale Investments® (“Grayscale”), an asset management firm with over a decade of expertise in crypto investing, offering more than 25 crypto investment products, today announced its intention to effect reverse share splits of two of its exchange-traded products (“ETPs”), Grayscale® Bitcoin Mini Trust ETF (NYSE Arca: BTC) and Grayscale® Ethereum Mini Trust ETF (NYSE Arca: ETH), with details as follows:

ETP Name	Old CUSIP	New CUSIP	Split Ratio
Grayscale® Bitcoin Mini Trust ETF (NYSE Arca: BTC)	389930 108	389930 207	1:5
Grayscale® Ethereum Mini Trust ETF (NYSE Arca: ETH)	38964R 104	38964R 203	1:10

Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the “Funds”) are not registered under the Investment Company Act of 1940 (the “1940 Act”) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.

Effective as of 5:00 pm Eastern Time on November 19, 2024, Grayscale will effect a reverse share split for each of BTC and ETH at the above ratios. Following the reverse share splits, on November 20, 2024, the shares of each Fund will continue to trade on NYSE Arca, Inc. (“NYSE Arca”) under the symbols “BTC” and “ETH” respectively. The reverse share splits are expected to increase the price per share of BTC to five times the net asset value of a share, and of ETH to ten times the net asset value of a share, prior to the reverse share splits, with proportionate decreases in the number of shares outstanding (excluding fractional shares). For example, every five pre-split shares of BTC will result in the receipt of one post-split share of BTC, which will be five times higher than the net asset value (“NAV”) per share of a pre-split share.

Illustration of Reverse Split

The following table shows the effect of a hypothetical 1:5 reverse split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	500	$2	$1,000
Post-Split	100	$10	$1,000

The following table shows the effect of a hypothetical 1:10 reverse split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	1,000	$1	$1,000
Post-Split	100	$10	$1,000

Fractional Shares

As a result of the reverse share splits, a shareholder of the Funds’ shares could hold fractional shares. Any fractional shares that would be created as a result of the reverse share splits may either, at the discretion of such shareholder’s DTC participant, (i) be tracked by such DTC participant on its internal ledgers or (ii) be aggregated and sold after determination of the number of fractional shares that would be created as a result of the reverse share split, and shareholders will receive the net cash proceeds of such sale in proportion to the fractional shares sold that would otherwise be held by such shareholder as a result of such reverse share split. Fractional shares cannot trade on NYSE Arca.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure.

Important Disclosures

Please read the Funds’ prospectuses carefully before investing in the Funds. Foreside Fund Services, LLC is the Marketing Agent for the Funds.

Investing involves risk, including possible loss of principal. Investments in the Funds are subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Funds is not a direct investment in Bitcoin or Ether. The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money.

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Jennifer Rosenthal
press@grayscale.com

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